UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2002

HERMAN MILLER, INC.
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	0-5813 (Commission File No.)	38-0837640 (IRS Employer Identification No.)
855 E. Main Avenue, Zeeland, Michigan (Address of Principal Executive Offices)	49464 (Zip Code)

616-654-3000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Item 4.   Changes in Registrant’s Certifying Accountant

        Herman Miller, Inc. (the "Company") determined, for itself and on behalf of its subsidiaries, to dismiss its independent auditors, Arthur Andersen LLP ("Arthur Andersen") and to engage the services of Ernst & Young LLP as its new independent auditors. The change in auditors was approved by the Board of Directors of the Company; the change is effective as of May 6, 2002. As a result, Ernst & Young will audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending June 1, 2002.

        Arthur Andersen's reports on the Company's consolidated financial statements for the fiscal years ended June 2, 2001, and June 3, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended June 2, 2001, and June 3, 2000, and through the date of this Form 8-K (the "Relevant Period"), (1) there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement(s) in connection with its reports on the Company's consolidated financial statements for such years; and (2) there were no reportable events as described in Item 304(a)(1)(v) ("Reportable Events") of the Securities and Exchange Commission's (the "Commission") Regulation S-K.

        The Company has provided a copy of the foregoing statements to Arthur Andersen. Attached as Exhibit 16 is a copy of Arthur Andersen's letter to the Commission, dated May 10, 2002, stating its agreement with such statements.

        During the Relevant Period, neither the Company nor anyone acting on its behalf consulted with Ernst & Young regarding (i) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or (ii) any matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Item 7.   Financial Statements and Exhibits

(c)	Exhibits
	16	Letter from Arthur Andersen regarding change in certifying accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 10, 2002	HERMAN MILLER, INC. By /s/ Elizabeth A. Nickels Its Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
Exhibit 16	Letter from Arthur Andersen LLP regarding change in certifying accountant.

EXHIBIT 16

May 10, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.   20549

Dear Sir/Madam:

        We have read the first three paragraphs of Item 4 in the Form 8-K dated May 6, 2002, of Herman Miller, Inc. filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

Copy to: Elizabeth Nickels